Spiegel Accountancy Corp.

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the offering circular statement on Form 1-A post qualification of Elegance Brands, Inc. (formerly Elegance Spirits, Inc.) for the year ended December 31, 2018 of our report dated June 12, 2019 included in its Form 1-A of post qualification dated on about December 4, 2019 relating to the financial statements for the year ended December 31, 2018, listed in the accompanying index.

Spiegel Accountancy Corp

Spiegel Accountancy Corp
Pleasant Hill, California
December 4, 2019